UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VIRGIN MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3778247
(State of incorporation or organization)	(IRS Employer Identification No.)

65 Bleecker Street, 6th Floor, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share (1)	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                               (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

(1) This amendment relates to the common stock, par value $0.01 per share, of the registrant and associated rights to purchase the registrant’s Series A junior participating preferred stock, par value $0.01 per share.

This Form 8-A/A amends and supplements the Form 8-A filed by Virgin Media Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on August 3, 2004, as amended by the Form 8-A/A filed by the Company with the SEC on October 3, 2005 and the Form 8-A/A filed by the Company with the SEC on March 3, 2006 (as so amended, the “Amended Form 8-A”).

Item 1.                      Description of Registrant’s Securities to Be Registered.

The description that follows does not purport to be complete and is qualified in its entirety by reference to the full terms of the Rights Agreement, dated as of March 25, 2004 (the “Original Rights Agreement”), between the Company and Computershare Shareowner Services LLC (successor to The Bank of New York Mellon), as Rights Agent (as such term is defined in the Rights Agreement), which was filed with the SEC as Exhibit 4.36 to the Company’s Registration Statement on Form S-4 (Commission File No. 333-110815), as amended by Amendment No. 1 to the Rights Agreement, dated as of October 2, 2005 (“Amendment No. 1”), between the Company and the Rights Agent, which was filed as Exhibit 10.2 to the Company’s Form 8-A/A filed with the SEC on October 3, 2005, as further amended by Amendment No. 2 to the Rights Agreement, dated as of March 3, 2006 (“Amendment No. 2”), between the Company and the Rights Agent, which was filed as Exhibit 10.3 to the Company’s Form 8-A/A filed with the SEC on March 3, 2006, as further amended by Amendment No. 3 to the Rights Agreement, dated as of October 27, 2010 (“Amendment No. 3”), between the Company and the Rights Agent, which was filed as Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on October 27, 2010, as further amended by Amendment No. 4 to the Rights Agreement, dated as of February 5, 2013 (“Amendment No. 4”), between the Company and the Rights Agent, which was filed as Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on February 7, 2013 (the Original Rights Agreement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the “Rights Agreement”). The Rights Agreement is hereby incorporated by reference into Item 1 of the Amended Form 8-A.

Item 1 of the Amended Form 8-A is hereby further amended and supplemented by adding the following at the end of such item:

In connection with the execution of the Agreement and Plan of Merger, dated as of February 5, 2013 (the “2013 Merger Agreement”), by and among the Company, Liberty Global, Inc., a Delaware corporation (“Liberty Global”), Lynx Europe Limited, a private limited company incorporated under English law and a wholly-owned subsidiary of Liberty Global (“UK Holdco”), Lynx US MergerCo 1 LLC, a Delaware limited liability company and a wholly-owned subsidiary of Liberty Global (“Lynx Merger Sub 1”), Lynx US MergerCo 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of Lynx Merger Sub 1 (“Lynx Merger Sub 2”), Viper US MergerCo 1 LLC, a Delaware limited liability company and an indirectly wholly-owned subsidiary of UK Holdco (“Viper Merger Sub 1”) and Viper US MergerCo 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of Viper Merger Sub 1 (“Viper Merger Sub 2” and, together with Lynx Merger Sub 1, Lynx Merger Sub 2 and Viper Merger Sub 1, the “Merger Subs”), the Company and the Rights Agent entered into Amendment No. 4 to the Rights Agreement, dated as of February 5, 2013 (the “Amendment”).

The Amendment, among other things, provides that none of (i) the approval, execution, delivery or performance of the 2013 Merger Agreement, (ii) the consummation of the Mergers (as defined in the 2013 Merger Agreement), (iii) the consummation of any other transaction contemplated by the 2013 Merger Agreement, including, without limitation, the exchange of common stock of the Company for cash and equity securities of UK Holdco pursuant to the 2013 Merger Agreement, or (iv) the public announcement of any of the foregoing, shall cause Liberty Global, UK Holdco, the Merger Subs or any of their respective affiliates to become or be deemed to be an “Acquiring Person” or “Interested Stockholder” (each as defined in the Rights Agreement) or cause a “Shares Acquisition Date” or “Distribution Date” (each as defined in the Rights Agreement) to occur or be deemed to have occurred. The Amendment also provides that the Rights (as defined in the Rights Agreement) will expire upon the earlier of (x) the First Viper Effective Date (as defined in the 2013 Merger Agreement) and (y) the close of business on March 2, 2014, if the Rights have not otherwise been redeemed or exchanged.

Item 2.	Exhibits.

Item 2 of the Amended Form 8-A is hereby amended and supplemented by adding the following:

Exhibit	Description
4.1

Amendment No. 4, dated as of February 5, 2013, to the Rights Agreement, dated as of March 25, 2004, between Virgin Media Inc. and Computershare Shareowner Services LLC (successor to The Bank of New York Mellon) (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Virgin Media Inc. as filed with the Securities and Exchange Commission on February 7, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 8, 2013

VIRGIN MEDIA INC.

By:	/s/ Catherine Moroz
Name:	Catherine Moroz
Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit	Description
4.1

Amendment No. 4, dated as of February 5, 2013, to the Rights Agreement, dated as of March 25, 2004, between Virgin Media Inc. and Computershare Shareowner Services LLC (successor to The Bank of New York Mellon) (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Virgin Media Inc. as filed with the Securities and Exchange Commission on February 7, 2013).